EXHIBIT 99.7

Dear Fellow Regions Associates:

Regions and Union Planters have signed a definitive merger agreement.

What this means for Regions is that when the transaction is completed, the combined company will be the 12th-largest bank holding company in the United States, with total assets of $81 billion. Our 5.1 million customers will be served by a 15-state network of 1,400 banking branches, 1,700 ATMs and 140 brokerage offices. The new company will enjoy the No. 1 market position in the mid-South region of Alabama, Arkansas, Georgia, Louisiana, Mississippi and Tennessee.

We believe this combination is extremely beneficial to our customers, associates and shareholders – and if you are like me, you are all three at once! It presents broader and deeper choices for customers, expanded opportunities for our associates and significant benefits for shareholders of both companies as we all focus on growth – in 2004 and beyond.

Congratulations on being part of this historic partnership.

Sincerely,

/s/ Carl E. Jones, Jr.

Carl E. Jones, Jr. Chairman, President & CEO

To hear today’s live Analyst/Investor Relations call about this transaction, call 1-800-996-6131 (no passcode). Call time is 9 a.m. CT/10 a.m. ET. Please be aware that this call, designed to give stock analysts the chance to ask detailed questions regarding the company’s financial reports, could last up to one hour. This toll-free number is the dedicated Regions associate dial-in line.

To hear a recorded message from Regions CEO Carl Jones to associates about this historic merger, call 1-888-424-6230 (no passcode).

To hear the recorded playback of the Analyst/Investor Relations call about the merger of Regions and Union Planters, call 1-877-519-4471 (no passcode).